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                                                                    EXHIBIT 12.1

                LITTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)

                                       SIX MONTHS ENDED
                                         JANUARY 31,                 FISCAL YEAR ENDED JULY 31,
                                       ----------------    ----------------------------------------------
                                        2000      1999      1999      1998      1997      1996      1995
                                       ------    ------    ------    ------    ------    ------    ------
Earnings
  Pre-tax Earnings from Continuing
    Operations.......................  $151.9    $152.0    $213.3    $302.3    $270.0    $253.6    $227.0
  Add: Pre-tax Earnings of
    Unconsolidated Finance Stubs.....     0.0       0.0       0.0       0.0       0.0       0.0       0.0
  Less: Net Earnings of
    Unconsolidated Financial Stubs...     0.0       0.0       0.0       0.0       0.0       0.0       0.0
                                       ------    ------    ------    ------    ------    ------    ------
    Total Pre-tax Earnings...........  $151.9    $152.0    $213.3    $302.3    $270.0    $253.6    $227.0
                                       ======    ======    ======    ======    ======    ======    ======
Fixed Charges
  Interest expense (including
    capitalized interest)............  $ 57.7    $ 36.7    $ 75.5    $ 59.8    $ 52.7    $ 26.5    $ 13.1
  Portion of rentals representative
    of interest factor...............    11.3       9.3      19.9      16.0      13.6       9.6       7.1
                                       ------    ------    ------    ------    ------    ------    ------
    Total Fixed Charges..............    69.0      46.0      95.4      75.8      66.3      36.1      20.2
                                       ------    ------    ------    ------    ------    ------    ------
  Less: Capitalized Interest included
    above, net of amortization.......     0.2       0.2       0.4       0.3      (0.2)     (0.1)     (0.1)
                                       ------    ------    ------    ------    ------    ------    ------
    Subtotal.........................    68.8      45.8      95.0      75.5      66.5      36.2      20.3
                                       ------    ------    ------    ------    ------    ------    ------
Earnings Available for Fixed
  Charges............................  $220.7    $197.8    $308.3    $377.8    $336.5    $289.8    $247.3
                                       ======    ======    ======    ======    ======    ======    ======
Ratio of Earnings to Fixed Charges...     3.2       4.3       3.2       5.0       5.1       8.0      12.2
                                       ======    ======    ======    ======    ======    ======    ======
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